Exhibit 3.1

BYLAW AMENDMENT

“ARTICLE XI
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, (or, if that Court does not have jurisdiction, the federal district court for the District of Nevada or other state courts of the State of Nevada) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on the Corporation’s behalf, (b) any action asserting a claim of breach of any duty owed by any director, officer, employee or agent of the Corporation to the Corporation or to the Corporation’s stockholders, (c) any action or assertion of a claim arising pursuant to any provision of Chapter 78 or Chapter 92A of NRS (or any successor statute) or the Articles of Incorporation or these Bylaws (as each may be amended from time to time), (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or these Bylaws or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article XI.”